COLLATERALIZED AND GUARANTEED PROMISSORY NOTE

                                          Los Angeles, California
                                                  January 7, 1999

          FOR VALUE RECEIVED, the undersigned, the payor listed as such on Exhibit "A" ("Payor"), promises to pay to the order of the party listed as "Payee" on Exhibit "A" at Upland, California, or at such other place as the holder of this Note may from time to time designate, the principal amount (the "Principal") specified below, together with interest thereon as specified below.

          1. The Principal shall not bear interest during the first (90) days of the term of this Note. Commencing upon the ninety-first (91st) day of the term of this Note, all Fixed Principal (as ultimately determined below) shall bear interest at the rate of eight percent (8%) per annum, compounded annually and computed on the basis of a 360-day year of 30-day months, until paid in full. Through and including the second anniversary of this Note, accrued interest shall not be payable currently; thereafter, interest only (accrued from the second anniversary of this Note) shall be payable monthly, beginning February 1, 2002, and the first day of each month thereafter, with a final installment, consisting of all Fixed Principal and all accrued but unpaid interest, payable on the fifth anniversary of this Note. Interest accrued on all Fixed Principal shall be computed retroactively (to the ninety-first
(91st) day of the term of this Note) upon each portion of Fixed Principal once the amount of that portion of Fixed Principal becomes known.

          2. The Principal balance of this Note shall vary from time to time as provided below, and for purposes of determining the Principal balance of this Note the following terms shall have the following meanings:

               The "Collared Region" shall be the region bounded as an upper boundary by the Upper Limit (inclusive of that boundary) and as a lower boundary by the Lower Limit (inclusive of that boundary).

               The "Contingency Period" shall be the period
(inclusive of its boundaries) beginning on the day immediately following the Initial 90 Days and ending on the earlier of: (i) the second anniversary of this Note, and (ii) the date on which all of the Kaufman and Broad Stock has been sold, transferred or otherwise disposed of by Payor to unaffiliated persons or entities.

               The "Fixed Principal" shall mean any portion(s) of the Principal of this Note which has (have) become fixed in amount pursuant to any provision of this Note.

               The "Initial 90 Days" shall be the first ninety
(90) days of the term of this Note.

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               The "Kaufman and Broad Stock" shall be the common
stock, par value, $1.00 per share, of Kaufman and Broad Home
Corporation, a Delaware corporation, purchased by Payor from Payee with this Note.

               The "Lower Limit" shall be the amount which is equal to 88.4% of the 90 Day Principal.

               The "90 Day Principal" shall be the Principal at the end of the Initial 90 Days.

               The "Original Principal" shall be the amount shown on Exhibit "A."

               The "Recomputed Principal" on any day shall equal the product of (i) the sum set forth on Exhibit "A" as the "Number of Shares" and (ii) the closing price on that date (or the last trading day immediately preceding the date of determination, if the date of determination is not a trading day) quoted on the New York Stock Exchange (or any successor exchange on which such shares shall be listed) for the common stock, par value $1.00 per share, of Kaufman and Broad Home Corporation, a Delaware corporation.

               The "Upper Limit" shall be the amount which is equal to 125% (with rounding down to the next lowest cent) of the 90 Day Principal.

          3. The Principal of this Note on the date hereof shall equal the Original Principal. On any day thereafter during the Initial 90 Days, the Principal of this Note shall equal the Recomputed Principal on that day. On any day thereafter during the Contingency Period, the Principal of this Note shall equal the Recomputed Principal on that day; provided, however, if (i) the Recomputed Principal on any such day shall exceed the Upper
Limit, then the Principal shall equal the Upper Limit, and (ii) if the Recomputed Principal on any such day shall be less than the Lower Limit, then the Principal shall equal the Lower Limit.

          4. All Principal of this Note not theretofore fixed in amount pursuant to any other provision of this Note shall become fixed (as determined above) on the final day of the Contingency Period and thereafter shall cease to fluctuate.

          5. Notwithstanding anything to the contrary stated herein, if any portion of the Kaufman and Broad Stock is sold, transferred or otherwise disposed of ("Sold") by Payor to any unaffiliated person or entity during the term of this Note, the following shall apply: (a) that portion of the Principal balance of this Note evidencing Payor's payment for the Kaufman and Broad Stock so Sold (the "Sold Shares Principal Amount") shall be fixed in amount as of the date of that Sale (if it has not already become fixed pursuant to any other provision of this Note) and shall not fluctuate thereafter during the remainder of the term of this Note; and (b) the remaining balance of the Principal of this Note (i.e. that portion evidencing Payor's payment for the Kaufman and Broad Stock not Sold by Payor) shall continue to be governed by the provisions of Sections 2-5 of this Note, mutatis mutandis, and for these purposes the "Number of Shares" shall be reduced by the number of shares of the Kaufman and Broad Stock so Sold.

          6. All or any portion of the outstanding Principal of this Note may be prepaid at any time by Payor, without penalty or premium, provided only that all interest then accrued but unpaid thereon is also paid in full at that time. For purposes of computing the accrued interest so due and payable, the amount of Principal prepaid shall constitute Fixed Principal as of the date of prepayment.

          7. This Note shall be fully collateralized by a first lien pledge of assets as more particularly described in a Pledge Agreement (Stock), of even date herewith, made by the party identified as the "Pledgor" on Exhibit A, in favor of Payee.

          8. The full, prompt and timely payment of this Note shall be guaranteed by a Guaranty, of even date herewith, by the party identified as the "Guarantor on Exhibit "A", in favor of Payee.

          9. If this Note is not paid when due, the undersigned promises to pay all costs and expenses of collection, whether or not suit is filed hereon; such costs and expenses shall include, without limitation, all costs, expenses and attorneys' fees actually incurred by the holder hereof in connection with any insolvency, bankruptcy, arrangements or other similar proceedings involving the undersigned which in any way affects the exercise by the holder hereof of its legal rights and remedies under this Note.

          10. No single or partial exercise of any power hereunder shall preclude other or further exercise thereof or the exercise of any other power. No delay or omission on the part of the holder hereof in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note. The acceptance of any amount due and payable hereunder shall not operate as a waiver with respect to any other amount then owing and unpaid.

          11. Presentment, demand, protest, notices of protest, dishonor and nonpayment of this Note and all notices of every kind are hereby waived by all parties to this Note, whether the undersigned, principal, surety, guarantor or endorser, except as provided herein. To the extent permitted by applicable law, the defense of the statute of limitations is hereby waived by the undersigned.

          12. Principal and interest evidenced hereby are payable only in lawful money of the United States. The receipt of a check shall not, in itself, constitute payment hereunder unless and until paid in good funds.

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          13.  This Note is to be governed by and construed in
accordance with the laws of the State of California except to the extent United States federal law permits the holder to contract for, charge or receive a greater amount of interest. In any action brought under or arising out of this Note, the undersigned hereby consents to the in personam jurisdiction of any state or federal court sitting in Los Angeles, California, waives any claim or defense that such forum is not convenient or proper, and consents to service of process by any means authorized by California law.

          14. THE UNDERSIGNED HEREBY WAIVES, AND COVENANTS THAT THE UNDERSIGNED WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE, THE SUBJECT MATTER HEREOF OR ANY DOCUMENT RELATING HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR IN TORT OR OTHERWISE.

                                 PAYOR

                                 LH WHITNEY, LLC, a Delaware Limited
                                 liability company

                                 By:  Regal Construction Co., Inc.,
                                      a California corporation,
                                      its Member

                                      By: /s/ RANDALL W. LEWIS
                                          --------------------------
                                          Randall W. Lewis, its
                                          President

                            EXHIBIT "A"

            to Collateralized and Guaranteed Promissory Notes

     1.  Payor:                    LH Whitney, LLC

     2.  Payee:                    LHN Platte, LLC

     3.  Original Principal:       $56,287,500

     4.  Number of Shares:         1,900,000

     5.  Pledgor:                  Randall W. Lewis

     6.  Guarantor:                Randall W. Lewis